Exhibit 99.1

USA Truck Reports Second Quarter 2016 Results

Disposed of high-cost equipment during quarter, with additional fleet reductions planned over the remainder of 2016

USAT Logistics increased load count by 12% compared to year-ago quarter while maintaining gross margin percentage; continues to move toward goal of 50% of the Company’s consolidated operating revenue

Q2 EPS of ($0.15), before adjustments, compared to EPS of $0.26 a year earlier, driven predominately by negative rate environment and lower volumes with certain dedicated customers

Van Buren, AR – August 3, 2016 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider, today announced its financial results for the three and six months ended June 30, 2016.

For the quarter ended June 30, 2016, operating revenue was $109.9 million compared to $133.6 million for the prior-year period. Base revenue, which excludes fuel surcharges, was $99.5 million compared to $117.2 million for the June 2015 period. Net income (loss) was ($1.3) million, or ($0.15) per diluted share, compared to $2.8 million, or $0.26 per diluted share a year earlier. Included in loss per share for the June 30, 2016 quarter was $0.7 million, or $0.05, net-of-tax, per share of severance costs included in salaries, wages and employee benefits.

President and CEO Randy Rogers commented, “USA Truck’s results were negatively impacted by a rate environment that deteriorated markedly versus the prior year quarter (base revenue per loaded mile dropped by $0.17 or 9.1%), and by the lower volumes with certain dedicated customers. Despite the disappointing quarterly results, the Company generated incremental progress from previously announced initiatives, and believes it can produce substantially improved results through the following actions, all of which are in process:

●	Accelerated disposal of high cost equipment
●	Expanded focus on cost control, including a reduction in force in the second quarter
●	Continued refinement of its network to build greater density, aided by a lower fleet size
●	Continued growth of USAT Logistics market share as demonstrated by increased load count in the quarter

“The key deliverable of our strategy is the improvement of return on invested capital, which we expect to achieve through the following means: (1) reducing the fleet size to reflect the uncertain industry environment; (2) growing USAT’s market share by load count by converting its sales model to dedicated client managers in every regional center and recruiting industry-leading talent; (3) converting the truckload network to one that is more geographically focused with greater lane density, and pursuing contracts that reflect a commitment to a disciplined network structure and pricing objectives; (4) higher utilization of equipment and improved driver satisfaction; and (5) strong attention on reducing controllable costs, particularly in trucking maintenance and overhead.”

Among the initiatives USA Truck has been and will continue to pursue are:

●

Disposal of high cost equipment. The Company continues to reduce its fleet to match capacity demands, and has now lowered company-owned tractors 5.3% year to date, helping lead to a third consecutive quarter of improved utilization and greater mileage for drivers. The Company continues to engage in a systematic elimination of high cost equipment to create a smaller, more efficient fleet and bring its trailer to tractor ratio to 3:1. For the full year, the Company anticipates a reduction of at least 130 tractors (or a total of 8.4% of the current fleet) and more than 400 trailers. This would retire all of the Company’s 2012 model year trucks. The Company also plans to accelerate retirement of approximately 220 of its 2013 model year tractors and expects to defer future tractor purchases beyond current commitments until conditions improve.

●

Focus on cost control. The Company continued the transition of maintenance costs from fixed to variable while identifying additional opportunities to reduce controllable costs. Building upon the closure of four maintenance facilities, the Company now outsources approximately 80% of direct repair and maintenance spend, including its entire mounted tire program, and is reviewing additional measures to leverage its external spend through key supplier agreements and programs. In addition, USA Truck has completed a restructuring of its road assistance program to reduce costs and increase reliability, eliminating unnecessary call fees, making better use of engine diagnostics capabilities and offering better service to drivers. The Company still maintains a small footprint of strategic shops with a focus on preventative maintenance and equipment sales preparation to further bring maintenance costs down. With respect to overhead, USA Truck implemented a further reduction in force and decided not to fill open positions, which is expected to generate savings of approximately $2.0 million annually.

●

Greater discipline across operations. Management continued to refine its network and build density in key head-haul markets by improving the quality of freight managed through more effective operations and sales planning. The Trucking segment saw miles per seated truck climb for the third consecutive quarter, despite not receiving its normal second quarter volume uplift. The Company expects to identify additional opportunities to ensure a greater focus on efficiency throughout its operations.

●

Growth of USAT Logistics market share. USAT Logistics, the Company’s asset light business, captured market share as demonstrated by load count despite a soft market by implementing new client- and carrier-focused roles, and increased its load count by 12% year-over-year while maintaining its gross margin percentage. In addition to adding eleven highly respected logistics professionals with strong industry relationships, the Company launched several initiatives it expects will drive further market share expansion, including the introduction of an outside sales agent program and expanding its flatbed service offering. The Company intends to aggressively pursue opportunities in this segment and grow the percentage of revenue attributable to the asset-light marketplace.

Outlook

Given the deterioration in industry conditions in the past quarter and lower volumes with certain dedicated customers, Trucking’s adjusted operating ratio is unlikely to improve by up to 200 basis points this year compared to 2015 as the Company had previously anticipated. Going forward, the Company will focus on improving its base rate per loaded mile, improving the productivity of its sales force, and better utilizing its tractors as it continues to build density in its more focused network. Although conditions in the third quarter remain difficult, the Company has seen indications that rates are stabilizing. The Company has also made progress in increasing the amount of committed freight it handles and continues to win additional new business in line with its greater focus on serving customers in more profitable lanes.

The Company believes that it will be able to report an improved Trucking adjusted operating ratio for the second half of the year compared to the first half. The Company remains committed to its goal of achieving an adjusted operating ratio of 90%, but expects the timeframe to achieve that may be delayed past the fourth quarter of 2017, as previously announced. Achieving this goal depends on the improvement of industry fundamentals, continued streamlining of its fleet and network, and continued reduction in controllable costs. The Company continues to work toward its goal of having USAT Logistics revenue account for 50% of the Company’s consolidated operating revenue.

Six-Month Financial Results

For the six months ended June 30, 2016, operating revenue was $220.5 million compared to $266.5 million for the prior-year period. Consolidated base revenue was $201.5 million compared to $232.7 million for the six months ended June 30, 2015. Consolidated net income (loss) was ($3.2) million, or ($0.35) per diluted share, for the 2016 period, compared to $4.4 million, or $0.42 per diluted share, for the same 2015 period. Included in loss per diluted share for the six months ended June 30, 2016 was $6.0 million, or $0.41, net-of-tax, per diluted share relating to restructuring, impairment and other costs, as well as the severance charges discussed above. Included in earnings per share for the six months ended June 30, 2015 was $0.8 million, or $0.04, net-of-tax, per diluted share relating to loss on extinguishment of debt.

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Trucking:
Operating revenue (in thousands)	$75,504	$93,427	$151,206	$189,214
Operating (loss) income (in thousands) (1)	$(2,733)	$2,556	$(7,102)	$4,105
Adjusted operating ratio (2)	103.0%	96.8%	101.1%	97.5%
Total miles (in thousands) (3)	44,979	48,777	88,850	99,368
Deadhead percentage (4)	12.6%	12.5%	12.5%	12.2%
Base revenue per loaded mile	$1.712	$1.883	$1.752	$1.857
Average number of in-service tractors (5)	1,834	2,059	1,825	2,119
Average number of seated tractors (6)	1,743	1,869	1,751	1,929
Average miles per seated tractor per week	1,985	2,008	1,952	1,992
Base revenue per seated tractor per week	$2,969	$3,307	$2,991	$3,246
Average loaded miles per trip	594	593	578	605

USAT Logistics:
Operating revenue (in thousands)	$34,384	$40,146	$69,300	$77,246
Operating income (in thousands) (1)	$2,176	$3,258	$4,182	$6,235
Net revenue (in thousands) (7)	$6,714	7,515	13,432	14,255
Gross margin percentage (8)	18.1%	18.1%	18.4%	17.8%

(1)	Operating income (loss) is calculated by deducting operating expenses from operating revenues.
(2)

Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. See GAAP to non-GAAP reconciliation below.

(3)	Total miles include both loaded and empty miles.
(4)	Deadhead percentage is calculated by dividing empty miles into total miles.
(5)	Tractors include company-operated tractors in service, plus tractors operated by independent contractors.
(6)	Seated tractors are those occupied by drivers.
(7)	Net revenue is calculated by taking revenue less purchased transportation.
(8)	Gross margin percentage is calculated by taking revenue less purchased transportation expense and dividing that amount by revenue. This calculation includes intercompany revenues and expenses.

Balance Sheet and Liquidity

As of June 30, 2016, our total debt and capital lease obligations, net of cash (“Net Debt”), was $131.4 million and our stockholders’ equity was $70.0 million. Net Debt to Adjusted EBITDA(a) increased year-over-year to 2.6x compared with 1.3x as of June 30, 2015. The Company had approximately $58 million available under its credit facility as of July 31, 2016.

During the second quarter of 2016, USA Truck repurchased 718,143 shares of common stock (8.3% of total shares outstanding at June 30, 2016, net of treasury shares) under its repurchase authorizations at an average price of $18.69 per share for an aggregate purchase price of $13.4 million. Based on activity through August 1, 2016, the Company has 553 thousand shares available under the previously approved two million share repurchase authorization.

Second Quarter 2016 Conference Call Information

USA Truck will hold a conference call to discuss its second quarter 2016 results on August 3, 2016 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International). A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. A telephone replay of the call will also be available through August 10, 2016, and may be accessed by calling 1-877-344-7529 (U.S./Canada) or 1-412-317-0088 (International) and by referencing conference ID #10089116.

(a) About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms base revenue, “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, and “Adjusted earnings per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines EBITDA as net income (loss), plus interest expense net of interest income, provision for income taxes and depreciation and amortization. It defines Adjusted EBITDA as these items plus non-cash equity compensation, loss on extinguishment of debt, restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits. Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits, net of fuel surcharges, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted earnings per diluted share is defined as earnings or loss before income taxes plus loss on extinguishment of debt, restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits reduced by our statutory income tax rate, divided by weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted earnings per diluted share and Adjusted operating ratio to GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of our quarterly review procedures, and the filing of the related Form 10-Q, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our website, www.usa-truck.com, under the “Financial Releases” tab of the “Investor Relations” menu.

Company Contact

USA Truck, Inc.

Randy Rogers

President and CEO

(479) 471-6590

Randy.Rogers@usa-truck.com

Investor Relations Contact

Harriet Fried / Jody Burfening

LHA

(212) 838-3777

hfried@lhai.com

USA TRUCK, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue:
Operating revenue	$109,888	$133,573	$220,506	$266,460

Operating expenses:
Salaries, wages and employee benefits	30,627	35,636	63,201	73,508
Fuel and fuel taxes	11,391	16,257	21,580	34,235
Depreciation and amortization	7,599	10,447	14,871	21,249
Insurance and claims	5,438	5,903	10,206	12,097
Equipment rent	1,861	866	3,722	1,649
Operations and maintenance	10,299	10,610	19,512	20,901
Purchased transportation	38,030	42,646	74,432	81,416
Operating taxes and licenses	1,260	1,462	2,381	2,782
Communications and utilities	851	880	1,731	1,743
Gain on disposal of assets, net	(182)	(2,255)	(578)	(2,758)
Restructuring, impairment and other costs	--	--	5,264	--
Other	3,271	5,307	7,104	9,298
Total operating expenses	110,445	127,759	223,426	256,120
Operating (loss) income	(557)	5,814	(2,920)	10,340

Other expenses (income):
Interest expense, net	731	549	1,295	1,179
Loss on extinguishment of debt	--	--	--	750
Other, net	133	370	337	572
Total other expenses, net	864	919	1,632	2,501
(Loss) income before income taxes	(1,421)	4,895	(4,552)	7,839
Income tax (benefit) expense	(75)	2,125	(1,399)	3,434

Net (loss) income and comprehensive (loss) income	$(1,346)	$2,770	$(3,153)	$4,405

Net (loss) income per share information:
Average shares outstanding (basic)	8,734	10,435	9,069	10,423
Basic (loss) earnings per share	$(0.15)	$0.27	$(0.35)	$0.42

Average shares outstanding (diluted)	8,734	10,516	9,069	10,524
Diluted (loss) earnings per share	$(0.15)	$0.26	$(0.35)	$0.42

GAAP TO NON-GAAP RECONCILIATIONS

(UNAUDITED)

(dollar amounts in thousands, except per share amounts)

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three Months Ended
	06/30/2016	03/31/2016	12/31/2015	09/30/2015

Net (loss) income	$(1,346)	$(1,807)	$3,937	$2,727
Add:
Depreciation and amortization	7,599	7,272	7,529	8,702
Income tax (benefit) expense	(75)	(1,324)	2,677	2,161
Interest expense, net	731	565	565	493

EBITDA	$6,909	$4,706	$14,708	$14,083
Add:
Non-cash equity compensation	262	131	291	446
Restructuring, impairment and other costs	--	5,264	(151)	2,893
Severance costs included in salaries, wages and employee benefits	697	--	--	--
Loss on debt extinguishment, pretax	--	--	--	--

Adjusted EBITDA	$7,868	$10,101	$14,848	$17,422

ADJUSTED (LOSS) EARNINGS PER SHARE RECONCILIATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
(Loss) earnings per diluted share	$(0.15)	$0.26	$(0.35)	$0.42
Adjusted for:
Loss on debt extinguishment	--	--	--	0.07
Severance costs included in salaries, wages and employee benefits	0.08	--	0.08	--
Restructuring, impairment and other costs	--	--	0.58	--
Income tax expense effect of adjustments	(0.03)	--	(0.25)	(0.03)
Adjusted diluted (loss) earnings per share	$(0.10)	$0.26	$0.06	$0.46

ADJUSTED OPERATING RATIO RECONCILIATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenue	$109,888	$133,573	$220,506	$266,460
Less:
Fuel surcharge revenue	10,375	16,350	18,976	33,768
Base revenue	99,513	117,223	201,530	232,692
Operating expense	110,445	127,759	223,426	256,120
Adjusted for:
Restructuring, impairment and other costs	--	--	(5,264)	--
Severance costs in salaries, wages and employee benefits	(697)	--	(697)	--
Fuel surcharge revenue	(10,375)	(16,350)	(18,976)	(33,768)
Adjusted operating expense	$99,373	$111,409	$198,489	$222,352
Operating ratio	100.5%	95.6%	101.3%	96.1%
Adjusted operating ratio	99.9%	95.0%	98.5%	95.6%

Trucking Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$75,750	$93,846	$151,786	$190,248
Less: intersegment eliminations	246	419	580	1,034
Operating revenue	75,504	93,427	151,206	189,214
Less: fuel surcharge revenue	8,227	13,075	15,048	27,318
Base revenue	67,277	80,352	136,158	161,896
Operating expense	78,238	90,871	158,308	185,109
Adjusted for:
Restructuring, impairment and other costs	--	--	(4,848)	--
Severance costs in salaries, wages and employee benefits	(697)	--	(697)	--
Fuel surcharge revenue	(8,227)	(13,075)	(15,048)	(27,318)
Adjusted operating expense	$69,314	$77,796	$137,715	$157,791
Operating ratio	103.6%	97.3%	104.7%	97.8%
Adjusted operating ratio	103.0%	96.8%	101.1%	97.5%

USAT Logistics Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$37,087	$41,605	$72,997	$80,276
Less: intersegment eliminations	2,703	1,459	3,697	3,030
Operating revenue	34,384	40,146	69,300	77,246
Less: fuel surcharge revenue	2,148	3,275	3,928	6,450
Base revenue	32,236	36,871	65,372	70,796
Operating expense	32,207	36,888	65,118	71,011
Adjusted for:
Restructuring, impairment and other costs	--	--	(416)	--
Fuel surcharge revenue	(2,148)	(3,275)	(3,928)	(6,450)
Adjusted operating expense	$30,059	$33,613	$60,774	$64,561
Operating ratio	93.7%	91.9%	94.0%	91.9%
Adjusted operating ratio	93.2%	91.2%	93.0%	91.2%

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash	$1,122	$87
Accounts receivable, net of allowance for doubtful accounts of $587 and $608, respectively	53,801	53,324
Other receivables	4,086	5,094
Inventories	477	748
Assets held for sale	5,524	7,979
Income taxes receivable	7,641	6,159
Prepaid expenses and other current assets	4,796	4,876
Total current assets	77,447	78,267
Property and equipment:
Land and structures	31,663	32,910
Revenue equipment	292,317	289,045
Service, office and other equipment	24,049	22,156
Property and equipment, at cost	348,029	344,111
Accumulated depreciation and amortization	(125,615)	(137,327)
Property and equipment, net	222,414	206,784
Other assets	1,301	1,405
Total assets	$301,162	$286,456
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,763	$24,473
Current portion of insurance and claims accruals	11,497	10,706
Accrued expenses	10,776	8,836
Current maturities of capital leases	16,901	12,190
Total current liabilities	65,937	56,205
Deferred gain	619	701
Long-term debt, less current maturities	97,000	70,400
Capital leases, less current maturities	18,642	18,845
Deferred income taxes	40,386	37,943
Insurance and claims accruals, less current portion	8,558	8,585
Total liabilities	231,142	192,679
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value; 1,000,000 shares authorized	--	--
Common Stock, $.01 par value; 30,000,000 shares authorized; issued 12,107,609 shares, and 11,946,253 shares, respectively	121	119
Additional paid-in capital	67,628	67,370
Retained earnings	62,718	65,871
Less treasury stock, at cost (3,445,807 shares, and 2,286,608 shares, respectively)	(60,447)	(39,583)
Total stockholders’ equity	70,020	93,777
Total liabilities and stockholders’ equity	$301,162	$286,456